Exhibit 4.46

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (the “Termination Agreement”) is made and entered into on January 28, 2014, by and among:

1.    RAMPAGE CHINA LIMITED, a limited liability company incorporated in the Cayman Islands with its registered office located at the office of Offshore Incorporations (Cayman) Limited, Floor 4, Willow House, Cricket Square, P.O.Box 2804, Grand Cayman KY1-1112, Cayman Islands (the “Company”);

2.    MECOX LANE LIMITED, a limited liability company incorporated in the Cayman Islands with its registered office located at M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (the collectively, with its subsidiaries and affiliates, the “Mecox”);

3.    ICONIX CHINA LIMITED, a Limited liability company incorporated in Hong Kong with its registered office locate at 12/F., Novel Industrial Building, 850-870 Lai Chi Kok Road, Cheung Sha Wan, Kowloon, Hong Kong (the “ICL”);:

4.    ICL-RAMPAGE LIMITED, a wholly owned subsidiary of ICL ( the “ICL-Rampage”)

(collectively, the Parties and each individually a Party).

WHEREAS:

(A)                               the Company, Mecox and ICL have entered into the Shareholders Agreement, dated December 8, 2008, as amended on December 12, 2009 (as amended, the “Shareholders Agreement”);

(B)                               ICL and the Company have entered into the Trademark Assignment Agreement, dated April 8, 2009 (as amended, the “Trademark Agreement”),

(C)                               Mecox and the Company have entered into the Loan Agreement, dated April 8, 2009 (the “Loan Agreement”), pursuant to which Mecox agreed to make available to the Company a loan in the amount of US$10,000,000 prior to April 8, 2013, and the Company has not requested to drawdown such loan (or any portion thereof) as of date hereof.

(D)                               The Company, Mecox, ICL and ICL-Rampage have entered into an omnibus assignment, assumption and accession agreement dated February 28, 2010 (the “Omnibus Assignment Agreement”), pursuant to which ICL transferred all its shares in the Company and all of its rights and obligations under the Shareholders’ Agreement, the Trademark Agreement and the Company’s Memorandum and Articles of Association (the Shareholders Agreement, the Trademark Agreement, the Loan Agreement, the Omibus Assignment Agreement and Memorandum and Articles of Association are collectively referred to herein as the “Prior Agreements”) to ICL-Rampage.

(E)                                All Parties desire to terminate the Prior Agreements in its entirety in accordance with the terms of this Termination Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      TERMINATION

(1)         The Parties hereby irrevocably and unconditionally agree and acknowledge to mutually terminate the Prior Agreements, which termination is retroactively effective as of January 28, 2014 (the “Effective Date”).  Consequently, as of Effective Date, the Prior Agreements shall be no longer in force and effect, and there shall be no surviving rights or obligations for the Parties thereunder. For the avoidance of doubt, no provisions of the Prior Agreements shall survive the Effective Date.

(2)         The Parties hereby agree and acknowledge that promptly following the execution of this Termination Agreement; subject to Clause 1.(3) hereof, each of the Parties hereto shall cause all of the rights, titles and interests in and to the Trademarks (as defined in the Trademark Agreement) which were previously assigned by ICL to the Company, or were otherwise created or acquired by or on behalf of the Company, to be assigned back to ICL-Rampage at the consideration of US$1.  The Company shall perform (and procure the performance of) all further acts and things, and execute and deliver (and procure the execution and delivery of) all further documents, required by law or which ICL or ICL-Rampage requests for the purpose of vesting in ICL-Rampage the full benefit of the right, title and interest in the Trademarks, including executing as soon as reasonably practicable all deeds, agreements or other documents required by ICL or ICL-Rampage to effect registration or recordal of the re-assignment of all Trademarks to ICL-Rampage at the relevant Trademark Office (as defined in the Trademark Agreement). The Company shall pay for the legal fee and official fee (not over US$15,000) in relation to the said recordal of the re-assignment of the Trademarks.

(3)         ICL-Rampage and ICL do hereby grant to Mecox and Mecox does hereby accept the nonexclusive, royalty-free, right and license to promote and sell products bearing the Rampage Trademarks that were manufactured prior to Effective Date and managing the Rampage brand in China until December 31, 2014.

(4)         The Parties hereby agree and acknowledge that promptly following the execution of this Termination Agreement and the completion of reassignment of all Trademarks to ICL-Rampage stated in Clause 1.(2) hereof; each of the Parties hereto shall act in good faith to cause the Company and/or its subsidiaries or affiliates to be liquidated, wound up or dissolved, as case may be, in accordance with applicable law.

2.                                      Release

The Parties hereunder release and forever discharge each other, to the fullest extent permitted under any applicable law, of and from all and any manner of claims, rights, actions, suits, damages and demands of every nature, kind and description whatsoever, whether known or unknown and whether suspected or unsuspected under the laws of any jurisdiction that the Parties ever had, now have or hereafter may have against each other, for, relating to or in respect of any and each event, action or omission occurring at or prior to the Effective Date arising out of or connected with or related to the Prior Agreements.

3.                                      MISCELLANEOUS PROVISIONS

(1)         Each Party hereby agrees that any dispute relating to this Termination Agreement shall be settled by arbitration in Hong Kong at the Hong Kong International Arbitration Center in accordance with the UNCITRAL Arbitration Rules then in effect.  The final arbitral award shall be final and binding upon each Party.

(2)         Each of the Parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any governmental authority or any other person) as may be reasonably required or desirable to carry out or to perform the provisions of this Termination Agreement.

(3)         This Termination Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

(4)         This Termination Agreement constitutes the entire agreement among the Parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter.

(5)         This Termination Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, this Termination Agreement has been signed by the duly authorized representatives of the Parties on the date first written above.

SIGNED by Alfred Gu	)
for and on behalf of	)
MECOX LANE LIMITED	)	/s/ Alfred Gu
in the presence of:	)	(Company seal of Mecox Lane Limited is affixed)
Occupation:	)

SIGNED by Veronica Chou	)
for and on behalf of	)
ICONIX CHINA LIMITED	)
in the presence of: Rachel Pang	)	/s/ Veronica Chou
Occupation: Lawyer	)

SIGNED by Veronica Chou	)
for and on behalf of	)
RAMPAGE CHINA LIMITED	)	/s/ Veronica Chou
in the presence of: Rachel Pang	)
Occupation: Lawyer	)

SIGNED by Veronica Chou	)
for and on behalf of	)
ICL-Rampage Limited	)	/s/ Veronica Chou
in the presence of: Rachel Pang	)
Occupation: Lawyer	)